Exhibit 99.1

Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204 Fax: 610-975-8201
E-Mail: invest@pvrpartners.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DECLARES QUARTERLY DISTRIBUTION AND

COMPLETES ACQUISITION OF COAL RESERVES

RADNOR, PA – January 25, 2011 . . . Penn Virginia Resource Partners, L.P. (“PVR”) (NYSE: PVR) today declared a quarterly cash distribution of $0.47 per unit. The distribution, which equates to $1.88 per unit on an annualized basis, remains unchanged from the distribution paid with respect to the prior quarter. The quarterly distribution covers the period October 1 through December 31, 2010, and is payable on February 14, 2011 to unitholders of record on February 7, 2011.

Separately, PVR also announced today that its wholly-owned subsidiary, Penn Virginia Operating Company, LLC, has completed the previously disclosed purchase of certain mineral rights and associated oil and gas royalty interests in Kentucky and Tennessee. The assets, acquired from Begley Properties, LLC for approximately $97.25 million, include mineral rights for approximately 102 million tons of coal reserves and resources, and royalty interests from approximately 158 oil and gas wells. The acquisition was funded with borrowings from PVR’s revolving credit facility.

William H. Shea, Jr., Chief Executive Officer of PVR’s general partner, said, “The addition of the Begley properties to our portfolio of coal and natural resource assets is an important and strategic expansion of our holdings in Central Appalachia. We look forward to working with our lessees to enhance production from these assets. As previously indicated, we anticipate this acquisition will be accretive to distributable cash flow per common unit for PVR unitholders within the first year of ownership.”

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own more than 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,100 miles of natural gas gathering pipelines and 6 processing systems with approximately 400 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of federal securities laws. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: when and whether the acquisition will be accretive to distributable cash flow; the projected demand for coal; the volatility of commodities prices for coal; the extent to which the amount and quality of actual production differs from estimated recoverable coal; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves or the production; the timing of receipt of necessary governmental permits by us or our lessees; the experience and financial condition of our coal lessees, including our

PVR Declares Distribution and Completes Acquisition of Coal Reserves	Page 2

lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; potential equipment malfunction and repair delays; unanticipated geological problems; the legislative and regulatory environment; and political and economic conditions, including the impact of potential terrorist acts.

These risks, uncertainties and contingencies are discussed in more detail in PVR’s press releases and public periodic filings with the SEC, including PVR’s Annual Reports on Form 10-K for the year ended December 31, 2009 and most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.